Exhibit 99.1

Contacts:

Vincent Zanna

SVP, Finance & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2016 RESULTS

NEW YORK, March 21, 2017 — J.Crew Group, Inc. (the “Company”) today announced financial results for the three months and fiscal year ended January 28, 2017.

Fourth Quarter highlights:

•	Total revenues decreased 2% to $695.0 million. Comparable company sales decreased 5% following a decrease of 4% in the fourth quarter last year.
•	J.Crew sales decreased 5% to $572.6 million. J.Crew comparable sales decreased 7% following a decrease of 5% in the fourth quarter last year.
•	Madewell sales increased 11% to $102.9 million. Madewell comparable sales increased 6% following an increase of 12% in the fourth quarter last year.
•	Gross margin was 34.7% compared to 33.3% in the fourth quarter last year.
•	Selling, general and administrative expenses were $225.2 million, or 32.4% of revenues, compared to $228.8 million, or 32.2% of revenues in the fourth quarter last year.
•	Operating income was $15.0 million compared to $6.3 million in the fourth quarter last year.
•	Net income was $1.1 million compared with a net loss of $7.0 million in the fourth quarter last year.
•

Adjusted EBITDA was $51.5 million compared to $44.0 million in the fourth quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Millard Drexler, Chairman and Chief Executive Officer, commented, “While the overall retail environment remains challenging, we continue our disciplined management of expenses and inventory and remain focused on delivering the very best, iconic J.Crew and Madewell products our customers love across all channels. As a team, we are taking important steps to drive improved operational excellence across the company.”

Fiscal 2016 highlights:

•	Total revenues decreased 3% to $2,425.5 million. Comparable company sales decreased 7% following a decrease of 8% last year.
•	J.Crew sales decreased 6% to $2,018.1 million. J.Crew comparable sales decreased 8% following a decrease of 10% last year.
•	Madewell sales increased 14% to $341.6 million. Madewell comparable sales increased 5% following an increase of 8% last year.
•	Gross margin was 36.1% compared to 35.7% last year.
•	Selling, general and administrative expenses were $818.5 million, or 33.7% of revenues, compared to $834.1 million, or 33.3% of revenues last year.
•

Operating income was $49.0 million compared with an operating loss of $1,320.2 million last year. Operating income this year includes pre-tax, non-cash impairment charges of $7.8 million. The operating loss last year includes pre-tax, non-cash impairment charges of $1,381.6 million and a charge of $4.8 million for severance and related costs associated with the Company’s workforce reduction.

•

Net loss was $23.5 million compared to $1,242.7 million last year. The net loss this year reflects the impact of (i) a non-cash charge to income tax expense of $8.2 million to record a valuation allowance related to the Company’s deferred tax assets and (ii) non-cash impairment charges. The net loss last year reflects the impact of non-cash impairment charges and a charge for severance and related costs associated with the Company’s workforce reduction.

•

Adjusted EBITDA was $188.5 million compared to $203.4 million last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to GAAP measures are included in Exhibit (3).

Balance Sheet highlights:

•	Cash and cash equivalents were $132.2 million compared to $87.8 million at the end of the fourth quarter last year.
•

Total debt, net of discount and deferred financing costs, was $1,510 million compared to $1,518 million at the end of the fourth quarter last year. There were no outstanding borrowings under the ABL Facility at January 28, 2017 or January 30, 2016.

•

Inventories were $314.5 million compared to $372.4 million at the end of the fourth quarter last year. Inventories decreased 16% and inventories per square foot decreased 18% compared to the end of the fourth quarter last year.

Guidance

The Company is providing the following guidance with respect to fiscal 2017(1):

(dollars in millions)	Guidance(2)
Total revenues	- LSD to +LSD
Comparable company sales	- MSD to - LSD
J.Crew comparable sales	- MSD to - LSD
Madewell comparable sales	+LSD to +MSD
Adjusted EBITDA(3)(4)	$190 - $210
Capital expenditures	$50 - $60
Interest paid	$80
Total stores open at end of year	567
J.Crew stores open at end of year	444
Madewell stores open at end of year	123

(1)The 53-week period ending February 3, 2018.

(2)LSD and MSD mean "Low Single Digits" and "Mid-Single Digits", respectively.

(3)Includes an anticipated $50 million benefit driven primarily by lower product costs and other efficiencies realized in connection with the Company’s sourcing and supply chain strategic initiative.

(4)A reconciliation of projected Adjusted EBITDA, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measures, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, impairments, certain severance charges, the impact of purchase accounting resulting from the acquisition in 2011, and the tax effect of all such items. The Company has historically excluded these items from Adjusted EBITDA. The Company currently expects to continue to exclude these items in future disclosures of Adjusted EBITDA and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Thus far in the first quarter, for the seven weeks ended March 18, 2017, comparable company sales decreased 11%, J.Crew comparable sales decreased 14%, and Madewell comparable sales increased 7%.

As of the date of this release, there were no outstanding borrowings under the ABL Facility with excess availability of approximately $330 million.

ABL Refinancing

In the fourth quarter of fiscal 2016, the Company amended its ABL Facility to, among other things, extend the scheduled maturity date from December 10, 2019 to November 17, 2021. Average short-term borrowings under the ABL Facility were $10.2 million and $17.5 million in fiscal 2016 and fiscal 2015, respectively.

Related Party

On November 4, 2013, Chinos Intermediate Holdings A, Inc. (the “Issuer”), an indirect parent holding company of the Company, issued $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”).

The PIK Notes are (i) senior unsecured obligations of the Issuer, (ii) structurally subordinated to all of the liabilities of the Issuer’s subsidiaries, and (iii) not guaranteed by any of the Issuer’s subsidiaries, and therefore are not recorded in the financial statements of the Company.

During fiscal 2016, the Issuer made interest payments on the PIK Notes by paying in kind at the PIK interest rate of 8.50% instead of paying in cash. On October 28, 2016, the Issuer also delivered notice to U.S. Bank N.A., as trustee, under the indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the May 1, 2017 interest payment date, the Issuer will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash. The PIK election will increase the outstanding principal balance of the PIK Notes by $23.1 million to $566.5 million. Therefore, the Company will not pay a dividend to the Issuer in the second quarter of fiscal 2017 to fund a semi-annual interest payment. Pursuant to the terms of the indenture governing the PIK Notes, the Issuer intends to evaluate this option prior to the beginning of each interest period based on relevant factors at that time.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss fourth quarter results is scheduled for today, March 21, 2017, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until March 28, 2017 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13657366.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 21, 2017, the Company operates 281 J.Crew retail stores, 113 Madewell stores, jcrew.com, jcrewfactory.com, the J.Crew catalog, madewell.com, the Madewell catalog, and 180 factory stores (including 39 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein, including the Company’s 2017 guidance, projected store count and square footage in Exhibit (4) hereof, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, the retirement, repurchase or exchange of its indebtedness or the indebtedness of its indirect parent, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, declines in consumer spending or changes in seasonal consumer spending patterns, competitive market conditions, its ability to attract and retain key personnel,  its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, its ability to implement its real estate strategy, adverse or unseasonable weather, interruptions in its foreign sourcing operations, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, we caution you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2015	Fiscal 2016	Fiscal 2015
Net sales:
J.Crew	$572,596	$604,464	$2,018,052	$2,146,710
Madewell	102,867	92,512	341,570	300,982
Other	19,525	13,983	65,840	58,135
Total revenues	694,988	710,959	2,425,462	2,505,827
Cost of goods sold, including buying and occupancy costs	453,720	474,512	1,550,185	1,610,256
Gross profit	241,268	236,447	875,277	895,571
As a percent of revenues	34.7%	33.3%	36.1%	35.7%
Selling, general and administrative expenses	225,242	228,800	818,546	834,137
As a percent of revenues	32.4%	32.2%	33.7%	33.3%
Impairment losses	1,023	1,318	7,752	1,381,642
Operating income (loss)	15,003	6,329	48,979	(1,320,208)
As a percent of revenues	2.2%	0.9%	2.0%	(52.7)%
Interest expense, net	19,848	17,457	79,359	69,801
Loss on refinancing	435	—	435	—
Loss before income taxes	(5,280)	(11,128)	(30,815)	(1,390,009)
Benefit for income taxes	(6,334)	(4,094)	(7,301)	(147,333)
Net income (loss)	$1,054	$(7,034)	$(23,514)	$(1,242,676)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	January 28, 2017	January 30, 2016

Assets
Current assets:
Cash and cash equivalents	$132,226	$87,812
Inventories	314,492	372,410
Prepaid expenses and other current assets	59,494	65,605
Total current assets	506,212	525,827

Property and equipment, net	362,187	398,244

Intangible assets, net	450,204	460,744

Goodwill	107,900	107,900

Other assets	6,207	7,261
Total assets	$1,432,710	$1,499,976

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$194,494	$248,342
Other current liabilities	157,141	157,765
Interest payable	7,977	5,279
Income taxes payable to Parent	25,215	7,086
Current portion of long-term debt	15,670	15,670
Total current liabilities	400,497	434,142

Long-term debt, net	1,494,490	1,501,917

Lease-related deferred credits, net	132,566	131,812

Deferred income taxes, net	148,200	148,819

Other liabilities	43,168	52,273

Stockholders’ deficit	(786,211)	(768,987)
Total liabilities and stockholders’ deficit	$1,432,710	$1,499,976

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net income (loss) reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	Fourth Quarter Fiscal 2016	Fourth Quarter Fiscal 2015	Fiscal 2016	Fiscal 2015
Net income (loss)	$1.1	$(7.0)	$(23.5)	$(1,242.7)
Benefit for income taxes	(6.3)	(4.1)	(7.3)	(147.3)
Interest expense (including the loss on refinancing)	20.2	17.5	79.8	69.8
Depreciation and amortization (including intangible assets)	31.7	31.0	120.0	119.5
EBITDA	46.7	37.4	169.0	(1,200.7)
Sponsor monitoring fees	2.5	2.7	10.0	10.3
Impairment losses	1.0	1.3	7.8	1,381.6
Share-based compensation	0.2	0.4	1.0	2.6
Amortization of lease commitments	1.1	2.2	0.7	4.8
Charges related to a workforce reduction	—	—	—	4.8
Adjusted EBITDA	51.5	44.0	188.5	203.4
Taxes paid	(0.2)	(0.3)	(1.2)	(1.3)
Interest paid	(19.3)	(18.3)	(72.6)	(73.9)
Changes in working capital	87.3	64.9	23.1	7.4
Cash flows from operating activities	119.3	90.3	137.8	135.6
Cash flows from investing activities	(20.8)	(25.1)	(80.1)	(103.7)
Cash flows from financing activities	(5.1)	(24.1)	(12.9)	(54.0)
Effect of changes in foreign exchange rates on cash and cash equivalents	0.4	(0.8)	(0.4)	(1.2)
Increase (decrease) in cash	93.8	40.3	44.4	(23.3)
Cash and cash equivalents, beginning	38.4	47.5	87.8	111.1
Cash and cash equivalents, ending	$132.2	$87.8	$132.2	$87.8

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.

Exhibit (4)

Actual and Projected Store Count and Square Footage(1)

(unaudited)

	Fiscal 2016 (Actual)
Period	Total stores open at beginning of the period	Number of stores opened during the period(2)	Number of stores closed during the period(2)	Total stores open at end of the period
First Quarter	551	6	—	557
Second Quarter	557	7	—	564
Third Quarter	564	9	(2)	571
Fourth Quarter	571	12	(8)	575
Fiscal 2016	551	34	(10)	575

	Fiscal 2016 (Actual)
Period	Total gross square feet at beginning of the period	Gross square feet for stores opened or expanded during the period	Reduction of gross square feet for stores closed or downsized during the period	Total gross square feet at end of the period
First Quarter	3,057,176	25,292	—	3,082,468
Second Quarter	3,082,468	39,236	(10)	3,121,694
Third Quarter	3,121,694	42,352	(10,764)	3,153,282
Fourth Quarter	3,153,282	61,324	(49,311)	3,165,295
Fiscal 2016	3,057,176	168,204	(60,085)	3,165,295
	Fiscal 2017 (Projected)
	Total stores open at beginning of the year	Number of stores opened during the year(3)	Number of stores closed during the year(4)	Total stores open at end of the year
Fiscal year	575	12	(20)	567
	Fiscal 2017 (Projected)
	Total gross square feet at beginning of the year	Gross square feet for stores opened or expanded during the year	Reduction of gross square feet for stores closed or downsized during the year	Total gross square feet at end of the year
Fiscal year	3,165,295	42,795	(107,923)	3,100,167
(1)	Store count and square footage summary includes one retail store and one Madewell store that are temporarily closed at the time of this announcement and that are expected to re-open in August 2017.
(2)	Actual number of stores opened or closed during fiscal 2016 is as follows:

	Retail	Factory	Mercantile	Madewell	International	Total
Open	2	2	19	10	1	34
Conversion to J.Crew Mercantile	(1)	(9)	10	—	—	—
Close	(7)	(2)	—	—	(1)	(10)
Net	(6)	(9)	29	10	—	24
(3)	The Company projects to open one retail, one factory and 10 Madewell stores during fiscal 2017.
(4)	The Company expects to close at least 20 stores during fiscal 2017.